EXHIBIT NAME

BY-LAWS

CERTIFICATE OF INCORPORATION

LICENSE AGREEMENT WITH NTECH CORPORATION (FORMERLY MINUS 9 INC.) FOR USE OF MICROPARTICLE ("STUFFDUST") IN PAPER

LICENSE AGREEMENT WITH NTECH CORPORATION (FORMERLY MINUS 9 INC.) FOR SILICON CARBIDE / HEMP PROCESS ("HEMP METALS") AND HYDROGEN BONDING / HEMP PROCESS ("HEMP PLASTICS")

RESEARCH AGREEMENT WITH RUTGERS UNIVERSITY

LICENSE AGREEMENT WITH BAST INSTITUTE

RESEARCH AGREEMENT WITH PHYTOMEDICS INC.

LICENSE AGREEMENT WITH PHYTOTECH INC.